Exhibit 23

Consent of Independent Auditors

The Board of Directors

Modine Manufacturing Company:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Numbers 333-40374, 333-63600, 333-97013, 333-100771, 333-100772, 333-102124, 333-152377, 333-175304, 333-175690, 333-197758 and 333-215999) of Modine Manufacturing Company of our report dated February 14, 2017, with respect to the combined statements of financial position of HTS Group as of December 31, 2015 and 2014 and January 1, 2014, and the related combined statements of comprehensive income and cash flows for the years ended December 31, 2015 and 2014, which is included in this current report on Form 8-K/A of Modine Manufacturing Company.

/s/ KPMG OY AB

Helsinki, Finland
February 14, 2017